Exhibit 99.1

LightPath Technologies Announces China Facility ISO 9001:2000 Certification

LightPath China Receives ISO 9001:2000 Certification for Design and Manufacture of Aspheric Lenses

(September 27, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News), manufacturer and integrator of families of precision molded glass aspheric optics, Black DiamondTM Infrared Aspheres, GRADIUM® glass products, high performance fiber-optic beam delivery systems and optical isolators, is pleased to announce that its wholly owned subsidiary, LightPath Optical Instrumentation Co., Ltd. located in Shanghai, China received its ISO 9001:2000 certification in September from SGS United Kingdom Ltd.

LightPath is recognized as a world leader in precision molded aspheric optics. The new facility in China is a modern 17,000-square-foot facility housing more than 5,000 square feet of clean room. Production of molded glass aspherical lenses started in late 2005 and is now manufacturing over 30% of LightPath’s aspheric lens production volume. “The most important aspect of our China manufacturing is focusing on the quality of our products and duplicating processes and testing as our parent company in Orlando,” said Joe Wu, Corporate Vice President China, “ Our team in China has worked hard to achieve our ISO Certification in such a short period of time and during this same time we also have been rapidly expanding our production output. I am very proud of our team and the support we have received from headquarters in Orlando.”

“Our China facility is a launching point for manufacturing, sales, marketing, engineering and customer support in Asia,” said Ken Brizel, CEO and President, “establishing our ISO certification is an important step in showing our ability to control and reproduce our products in production.”

LightPath manufactures optical products including precision molded glass aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.”

Contacts:	Edward Patton, Vice President Marketing
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.